Exhibit 21
DISH NETWORK CORPORATION AND SUBSIDIARIES
LIST OF SUBSIDIARIES
As of December 31, 2009

	State or
	Country of	% of
Subsidiary	Incorporation	Ownership		Name Doing Business As
DISH Orbital Corporation	Colorado	100%		DOC
DISH Orbital Corporation II L.L.C.	Colorado	100%		DOC II
DISH DBS Corporation	Colorado	100%		DDBS
DISH Network L.L.C.	Colorado	100%	(1)	DNLLC
DISH Operating L.L.C.	Colorado	100%	(1)	SATCO
Echosphere L.L.C.	Colorado	100%	(1)	Echosphere
Dish Network Service L.L.C.	Colorado	100%	(1)	DNSLLC

(1)	This is a subsidiary of DISH DBS Corporation